Exhibit 6

INVESTORS’ VOTING AGREEMENT

This INVESTORS’ VOTING AGREEMENT (this “Agreement”), dated as of May 28, 2004, is by and between General Electric Pension Trust (“GEPT”) and New York Life Capital Partners II, L.P. (“NYLCP” and, collectively with GEPT, the “Investor Purchasers”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in that certain Purchase Agreement, dated May 28, 2004, among Analex Corporation (the “Company”), GEPT, NYLCP and the other parties thereto (as amended from time to time in accordance with its terms, the “Series B Purchase Agreement”).

WHEREAS, contemporaneously herewith the Investor Purchasers are entering into the Series B Purchase Agreement to purchase and hold New Securities in accordance therewith and in accordance with the other Transaction Documents.

WHEREAS, pursuant to Section 7.18 of the Purchase Agreement and Section 8 of the Certificate of Designations, for so long as the Company Option is in effect in accordance with the Amended Charter, the holders of 100% of the Series A Preferred Stock and the Series B Preferred Stock, voting together as a single class (as such voting is calculated in the Purchase Agreement), have the right to veto (i) any Company Acquisition and (ii) the issuance of any securities ranking senior to or pari passu with the Series A Preferred Stock or the Series B Preferred Stock, or convertible into securities ranking senior to or pari passu with the Series A Preferred Stock or the Series B Preferred Stock, with respect to voting, dividend, liquidation or redemption rights, including the issuance of subordinated debt) (such collective right to veto, the “Veto Right”).

WHEREAS, contemporaneously herewith the Investor Purchasers are entering into that certain Amended and Restated Stockholders’ Voting Agreement, dated May 28, 2004, by and among the Company, each of the Investor Purchasers and other shareholders of the Company named therein (as amended from time to time in accordance with its terms, the “Stockholders’ Voting Agreement”).

WHEREAS, the Investor Purchasers are entering into this Agreement to set forth their relative rights with regard to the Veto Right, and to set forth their relative rights with respect to the designation of non-voting observers to attend meetings of the board of directors of the Company (the “Board”) pursuant to Section 2.1(i) of the Stockholders’ Voting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereby agree as follows:

1. Veto Right. Notwithstanding anything to the contrary in any Transaction Document, for so long as the Company Option is in effect, with respect to any matter that is subject to the Veto Right and that is submitted to the Investor Purchasers for approval, each Investor Purchaser hereby covenants and agrees to consult with the other Investor Purchaser regarding such matter and, unless both of the Investor Purchasers reach an agreement not to exercise their right to veto such matter, each Investor Purchaser shall be obligated to exercise its right to veto such matter.

2. Designation of Non-Voting Observers. For so long as the Investor Purchasers have the right, pursuant to Section 2.1(i) of the Stockholders’ Voting Agreement, to designate two (2) representatives (each, a “Representative”) entitled to attend each meeting of the Board or any committee thereof as a non-voting observer and to receive all communications and other materials provided to the members of the Board or any committee thereof the Investor Purchasers hereby agree that, in accordance with Section 13 of the Purchase Agreement, each of the Investor Purchasers shall be entitled to designate one (1) such Representative.

3. Representations and Warranties. Each Investor Purchaser hereby represents and warrants as follows:

(a) The execution, delivery and performance by such Investor Purchaser of this Agreement and the performance of all of the obligations of such Investor Purchaser under this Agreement have been duly and validly authorized, and no other action, approval or authorization is required on the part of such Investor Purchaser or any other individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind (each, a “Person”) by law or otherwise in order to make this Agreement the valid, binding and enforceable obligation (subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies) of such Investor Purchaser. This Agreement, when executed and delivered by such Investor Purchaser, will constitute a valid and legally binding obligation of such Investor Purchaser, enforceable against such Investor Purchaser in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

(b) Such Investor Purchaser’s execution, delivery, and performance of, and compliance with this Agreement and the consummation of the transactions contemplated hereby, have not and will not:

(i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien (other than any lien imposed by this Agreement) upon any of the assets, properties or business of such Investor Purchaser under, any of the terms, conditions or provisions of (A) its certificate/articles of formation or organization or any of its other formation or organizational documents, or (B) any material contract to which it is a party; or

(ii) violate any judgment, ruling, order, writ, injunction, award, decree, or any law or regulation of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to such Investor Purchaser or any of its assets, properties or businesses.

4. Specific Performance. Each of the parties hereto agree that in the event of the breach by any party of any provision applicable to such party herein, the other parties to such provision will suffer irreparable harm not adequately compensable through payment of monetary damages and each party injured thereby shall be entitled to equitable relief, including injunctive relief and specific performance.

5. Notices. All notices and other communications required or permitted hereunder shall be in writing. Notices shall be delivered personally, via recognized overnight courier (such as Federal Express, DHL or Airborne Express) or via certified or registered mail. Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence. Notices shall be addressed as follows:

If to GEPT:

General Electric Pension Trust

c/o GE Asset Management Incorporated

3003 Summer Street

Stamford, Connecticut 06905

Attention: Daniel L. Furman, Esq.

Facsimile: (203) 326-4073

with a copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Linda E. Ransom, Esq.

Facsimile: (212) 259-6576

If to NYLCP:

New York Life Capital Partners

51 Madison Avenue, Room 3009

New York, New York 10010

Attention: Quint Barker and Paul Stern

Facsimile: (212) 576-5591

with a copy to:

New York Life Capital Partners

51 Madison Avenue, 31st Floor

New York, New York 10010

Attention: Barbara Friedman, Esq.

Facsimile: (212) 447-4127

and an additional copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Linda E. Ransom, Esq.

Facsimile: (212) 259-6576

6. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. During the term of this Agreement, no Investor Purchaser shall Transfer any New Securities to another Person (a “Transferee”) unless the Transferee agrees to be bound by the terms of this Agreement. As used herein, “Transfer” shall mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or assignees in connection with a general assignment for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

7. Further Assurances. Each Investor Purchaser shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements, consents and other instruments as may be necessary or convenient to effectively carry out the transactions contemplated by this Agreement including, without limitation, to cause any transferee under Section 6 to be bound by the terms of this Agreement.

8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

9. Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective unless approved in writing by each party hereto. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

10. Entire Agreement. Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in this Agreement and acknowledges that it has not executed this Agreement in reliance upon any such promises, representations, understandings or warranties not contained herein and that this Agreement supersedes all prior agreements and understandings between the parties with respect hereto.

11. Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

12. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13. Governing Law. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. Except as set forth below, the parties hereto agree that no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the parties hereto consent to the jurisdiction of such courts and personal service with respect thereto and waive any objection to the venue of any Claim in any such court. Each of the parties hereto waives all right to trial by jury in any proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of the parties hereto agrees that a final judgment in any such proceeding or counterclaim brought in any such court shall be conclusive and binding upon it and may be enforced in any other court in whose jurisdiction it is or may be subject, by suit upon such judgment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

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GENERAL ELECTRIC PENSION TRUST

By:	GE ASSET MANAGEMENT INCORPORATED, its Investment Manager

By:	/s/ David Wiederecht
Name:	David Wiederecht
Title:	Vice President

Investors’ Voting Agreement

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP Manager, LLC, its Investment Manager

By:	/s/ James M. Barker, V
Name:	James M. Barker, V
Title:	Vice President

Investors’ Voting Agreement